As filed with the Securities and Exchange Commission on August 18, 1995
                                                      Registration No.  33-61081


               SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                         ___________________


                        AMENDMENT NO. 1
                               TO


                            FORM S-3
                      REGISTRATION STATEMENT
                              UNDER
                     THE SECURITIES ACT OF 1933
                        ____________________
                  INFINITY BROADCASTING CORPORATION
        (Exact name of registrant as specified in its charter)
                        _____________________
            Delaware                               4832
(State or other jurisdiction of       (Primary Standard Industrial
 incorporation or organization)         Classification Code Number)

     13-2766282
 (I.R.S. Employer
Identification Number)

                        600 Madison Avenue
                    New York, New York 10022
                         (212) 750-6400
(Address, including zip code, and telephone number, including  area code, of registrant's principal executive offices)
                       _______________________
                          FARID SULEMAN
                    Vice President--Finance and
                      Chief Financial Officer
                 Infinity Broadcasting Corporation
                         600 Madison Avenue
                     New York, New York 10022
                          (212) 750-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)
                        ________________________
                Please address a copy of all  communications to:
                          RICHARD D. BOHM
                        Debevoise & Plimpton
                          875 Third Avenue
                     New York, New York 10022
                          (212) 909-6000
                        ________________________
        Approximate date of commencement of proposed sale to the public: From time to time as determined by market conditions, after the effective date of this Registration Statement.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
                                                       --
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

















                                      CALCULATION OF REGISTRATION FEE
=========================================================================================
 Title of Each Class of    Amount        Proposed         Proposed          Amount of
    Securities being        to be        Maximum           Maximum      Registration Fee
       Registered        Registered(1) Offering Price      Aggregate
                                       Per Unit(2)    Offering Price(2)
-----------------------------------------------------------------------------------------
Debt Securities          $500,000,000      100%         $500,000,000        $172,414
=========================================================================================


(1) In United States dollars or (i) the equivalent thereof (based on the applicable exchange rate at the time of sale) if the Debt Securities are issued with principal amounts denominated in one or more foreign currencies or currency units as shall be designated by the Company, or
      (ii) such greater amount, if Debt Securities are issued at an original issue discount, as shall result in aggregate proceeds of U.S. $500,000,000 to the Company.
(2)   Estimated solely for the purpose of calculating the registration fee.

                                US $500,000,000

                         INFINITY BROADCASTING CORPORATION

                                Debt Securities

     Infinity Broadcasting Corporation, a Delaware corporation (the "Company"), may from time to time offer its debt securities (the "Debt Securities"), in one or more series, which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), at prices and on terms to be determined at the time or times of offering. The aggregate initial offering price of the Debt Securities in respect of which this Prospectus is being delivered will not exceed U.S.$500,000,000 (or its equivalent (based on the applicable exchange rate at the time of issue), in one or more foreign currencies or currency units as shall be designated by the Company).

     Specific terms of the particular Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"), which will describe, without limitation and where applicable, the following: the specific designation, aggregate principal amount, denominations, maturity, premium, if any, interest rate (which may be fixed or variable) or method of calculating interest, if any, place or places where principal, premium, if any, and interest, if any, will be payable, currency in which principal, premium, if any, and interest, if any, will be payable, any terms of redemption, any sinking fund provisions, any listing on a securities exchange, initial public offering or purchase price, methods of distribution and other special terms.

     The Prospectus Supplement also will contain information about certain United States federal income tax considerations relating to the Debt Securities, if applicable.

     The Debt Securities will be unsecured and, because the Company is a non-operating holding company, will be effectively subordinated to all liabilities of the Company's subsidiaries. Accordingly, holders of the Debt Securities should look only to the assets of the Company for payments of interest and principal and premium, if any. Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be subordinated in right of payment to all Senior Indebtedness (as defined herein) of the Company to the extent described herein and in the Prospectus Supplement relating thereto. The Debt Securities may be denominated in United States dollars or, at the option of the Company if so specified in the applicable Prospectus Supplement, in one or more foreign currencies or currency units. The Debt Securities may be issued in registered form or bearer form, or both. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

     The Debt Securities may be sold to or through underwriters, through dealers, remarketing firms or agents or directly to purchasers. See "Plan of Distribution". The names of any underwriters, dealers, remarketing firms or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them will be set forth in a Prospectus Supplement.

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.




    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Prospectus is August 18, 1995.

                                       AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W.,
Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


     The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the
Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Debt Securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:



     1. the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (filed March 31, 1995);

     2. the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (filed May 12, 1995); and

     3. the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 (filed August 14, 1995), as amended on August 15, 1995.



     All documents or reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering described herein shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: Infinity Broadcasting Corporation, 600 Madison Avenue, New York, New York 10022,
Attention:  Secretary's Office (telephone:  212-750-6400).


                                  THE COMPANY

     Infinity Broadcasting Corporation (the "Company" or "Infinity") is the largest owner and operator of radio stations in the United States. It is one of only two companies able to offer advertisers a radio listening audience in each of the nation's top ten radio markets (the other being CBS, Inc.). Based on information contained in Duncan's Radio Market Guide (1995 ed.), Infinity ranked first in total radio revenues in 1994 among all companies owning radio stations in the United States. The Company serves markets accounting for approximately $2.7 billion in radio advertising revenues in 1994, representing approximately 27% of the total radio advertising expenditures in the United States in 1994. Infinity owns and operates 27 radio stations serving 13 of the nation's largest radio markets. The Company also has an investment in and manages Westwood One, Inc., the nation's largest producer and distributor of radio programs in the U.S.

     The Company was incorporated in 1972 in Delaware. Since Infinity acquired its first radio station in May 1973, it has expanded by acquiring and developing underperforming stations in the nation's largest media markets, where the greatest proportion of radio advertising dollars is spent. The Company believes that its presence in large markets makes it attractive to advertisers and that the overall diversity of its stations reduces its dependence on any single station, local economy or advertiser.

     In each of its markets, the Company attracts a specific demographic group by targeting its program format and hiring popular on-air talent. The Company's stations serve diverse target demographics through a broad range of programming formats such as rock, oldies, news/talk, adult contemporary, all-sports and country. The Company's overall programming strategy in part is to acquire significant on-air talent and broadcasting rights for sports franchises.

     The diversity of station and market characteristics, combined with the Company's acquisition and operating strategies, have enabled the Company to achieve consistent growth in revenues and operating cash flow (or operating income plus depreciation and amortization).

     The Company's Class A Common Stock, par value $.002 per share (the "Class A Common Stock"), is listed on The New York Stock Exchange.


                                USE OF PROCEEDS

     Except as set forth in a Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, including working capital, capital expenditures, investments in or loans to subsidiaries, refinancing of debt, satisfaction of other obligations and possible future acquisitions and for the repurchase of its Class A Common Stock, or for such other purposes as may be specified in the applicable Prospectus Supplement. Under the Credit Agreement (as defined in "Description of Debt Securities -- General," below), the Company may be required to use the net proceeds from the sale of Debt Securities to repay outstanding debt, including debt outstanding under the Credit Agreement. Subject to certain limitations, to the extent that such net proceeds are received by the Company prior to December 31, 1995, up to $200 million of the amounts repaid under the Credit Agreement may be reborrowed for the purposes described above.


                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratios of earnings to fixed charges for the years and periods indicated:


                                Six Months
                                   Ended
                                 June 30,         Year Ended December 31,


                                1995   1994   1994   1993   1992   1991  1990
                                -----------   -------------------------------

Ratio of Earnings to Fixed
Charges (1)...................  1.8    1.4    1.8    1.4      *      *    *




     (1) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income before extraordinary items plus income taxes and interest expense. "Fixed charges" consists of interest expense and amortization of debt discount and related expenses. If non-cash charges to income for depreciation and amortization were excluded, the Company's earnings would have exceeded (been insufficient to cover) fixed charges by $(11.0) million, $1.6 million, $19.6 million, $53.8 million, $80.7 million, $29.8 million and $42.4 million in 1990, 1991, 1992, 1993 and 1994 and the six months ended June 30, 1994 and 1995, respectively.

* The Company's earnings were insufficient to cover fixed charges by approximately $39.6 million, $24.0 million and $9.3 million in 1990, 1991 and 1992, respectively.




                         DESCRIPTION OF DEBT SECURITIES


     The Senior Debt Securities offered hereby are to be issued in one or more series under the Indenture, dated as of August 18, 1995, as supplemented from time to time (as so supplemented, the "Senior Indenture"), between the Company and Bank of Montreal Trust Company, as trustee (the "Trustee"). The Subordinated Debt Securities offered hereby are to be issued in one or more series under the Subordinated Indenture, dated as of August 18, 1995, as supplemented from time to time (as so supplemented, the "Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), between the Company and Bank of Montreal Trust Company, as trustee (the "Trustee"). Copies of the Indentures have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.


     The statements herein relating to the Debt Securities and the following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures (as they may be amended or supplemented from time to time) and the Trust Indenture Act of 1939, as amended (the "TIA"). Whenever particular sections or defined terms of the Indentures (as they may be amended or supplemented from time to time) are referred to herein or in a Prospectus Supplement, such sections or defined terms are incorporated herein or therein by reference.

General



     The Debt Securities will be unsecured obligations of the Company. The Senior Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated obligations of the Company. The Subordinated Debt Securities will be subordinate and junior in right of payment to the extent and in the manner set forth in the Subordinated Indenture to all Senior Indebtedness (as defined below) of the Company. See "--Subordination under the Subordinated Indenture." As of June 30, 1995, the Company had $562 million aggregate principal amount of Senior Indebtedness outstanding. As a non-operating holding company, most of the operating assets of the Company and its consolidated subsidiaries are owned by such subsidiaries and the Company relies primarily on dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. Accordingly, the Debt Securities will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Debt Securities should look only to the assets of the Company for payments on the Debt Securities. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder. Except as otherwise provided in the applicable Prospectus Supplement, the Indentures, as they apply to any series of Debt Securities, do not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under either of the Indentures, any other indenture that the Company may enter into in the future or otherwise. See "--Subordination under the Subordinated Indenture" and the Prospectus Supplement relating to any offering of Subordinated Debt Securities.



     On December 22, 1994, the Company and its subsidiaries amended and restated their existing credit agreement (as amended thereafter, including an amendment dated as of June 23, 1995, the "Credit Agreement"), which provides for aggregate borrowings of up to $700 million, including an acquisition facility of $250 million. Approximately $332 million of borrowings under the Credit Agreement were used to refinance the Company's existing debt. As of June 30, 1995, $138 million was available under the Credit Agreement for general corporate purposes, including for working capital, capital expenditures, investments in or loans to subsidiaries, refinancing of debt, future acquisitions and restricted payments, including repurchases of Class A Common Stock, and $200 million was available for acquisitions of radio stations. The Credit Agreement prohibits the incurrence of additional indebtedness by the Company other than (a) under the Credit Agreement, or (b) subject to certain limitations, (i) to repay or prepay existing indebtedness under the Credit Agreement or existing senior subordinated indebtedness of the Company, or (ii) in an aggregate principal amount not exceeding $35 million at any one time outstanding. Pursuant to the amendment to the Credit Agreement dated as of June 23, 1995, subject to certain limitations, to the extent that the net proceeds from sales of Debt Securities are received by the Company prior to December 31, 1995, up to $200 million of the amounts repaid under the Credit Agreement may be reborrowed for the purposes outlined above. The Credit Agreement also contains certain other financial covenants that restrict the incurrence of indebtedness by the Company. Under the most restrictive of such covenants, and subject to the restrictions indicated in the previous sentence, at June 30, 1995 the Company could have issued up to approximately $212.1 million of additional indebtedness plus the amount of any existing indebtedness that might have been refinanced. Further information concerning the provisions of the Credit Agreement will, to the extent relevant, be provided in the applicable Prospectus Supplement.



     The Debt Securities will be issuable in one or more series pursuant to an indenture supplemental to the Senior Indenture or the Subordinated Indenture, as the case may be, or a resolution of the Company's Board of Directors or a committee thereof. (Section 2.1 of each Indenture.)

     Reference is made to the applicable Prospectus Supplement which will accompany this Prospectus for a description of the specific series of Debt Securities being offered thereby, including: (1) the title of such Debt Securities; (2) any limit upon the aggregate principal amount of such Debt Securities; (3) the date or dates on which the principal of and premium, if any, on such Debt Securities will mature or the method of determining such date or dates; (4) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates; (5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined; (6) the date or dates on which interest, if any, will be payable and the record date or dates therefor;
(7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable or at which Debt Securities may be surrendered for registration of transfer or exchange; (8) the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (9) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (10) the denominations in which such Debt Securities are authorized to be issued;
(11) the currency or currency unit in which Debt Securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and whether the Company or the holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency unit other than that in which such Debt Securities are stated to be payable; (12) if the amount of principal of, or any premium or interest on, any of such Debt Securities may be determined with reference to an index or pursuant to a formula or other method, the manner in which such amounts will be determined; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (14) provisions, if any, granting special rights to the holders of Debt Securities upon the occurrence of such events as may be specified; (15) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities; (16) the circumstances under which the Company will pay additional amounts on the Debt Securities held by non-U.S. persons in respect of taxes, assessments or similar charges; (17) whether the Debt
Securities will be issued in registered or bearer form or both; (18) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Debt Securities; (19) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depository for such global security or securities; (20) in the case of the Subordinated Indenture, the relative degree to which such Debt Securities of the series shall be senior to or be subordinated to other series of such Debt Securities in right of payment, whether such other series of Debt Securities are outstanding or not; and (21) any other terms not inconsistent with the terms of the Indentures pertaining to such Debt Securities. (Section 3.1 of each Indenture.) Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities in registered form will be issued in denominations of $1,000 or any integral multiples of $1,000 and Debt Securities in bearer form will be issued in denominations of $5,000 or any integral multiples of $5,000. (Section 3.2 of each Indenture.) Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery. (Section 3.5 of each Indenture.)

     Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

     If any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of Debt Securities, special federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

     The general provisions of the Indentures do not afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Debt Securities.

Payment, Registration, Transfer and Exchange

     Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Debt Securities will be made in the designated currency at such office or agency of the Company maintained for that purpose as the Company may designate from time to time, except that, at the option of the Company, interest payments, if any, on Debt Securities in registered form may be made (i) by checks mailed to the holders of Debt Securities entitled thereto at their registered addresses or (ii) by wire transfer to an account maintained by the person entitled thereto as specified in the Register. (Sections 3.7(a) and 9.2 of each Indenture.) Unless otherwise indicated in an applicable Prospectus Supplement, scheduled payments of any installment of interest on Debt Securities in registered form will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. (Section 3.7(a) of each Indenture.)


     Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Company for a series of Debt Securities will be named in the Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, the Company may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable in registered form, the Company will be required to maintain at least one paying agent in each place of payment for such series and if Debt Securities of a series are issuable in bearer form, the Company will be required to maintain at least one paying agent in a place of payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 9.2 of each Indenture.)

     Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the agency of the Company maintained for such purpose as designated by the Company from time to time. (Sections 3.5 and 9.2 of each Indenture.) Debt Securities may be transferred or exchanged without service charge, although the Company may require a holder to pay any tax or other governmental charge imposed in connection therewith. (Section 3.5 of each Indenture.)

Global Debt Securities

     The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a "Registered Global Security"). Each Registered Global Security will be registered in the name of a depository (the "Depository") or a nominee for the Depository identified in the applicable Prospectus Supplement, will be deposited with such Depository or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof and any such other matters as may be provided for pursuant to the applicable Indenture. In such a case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Registered Global Security or Securities. (Section 3.3 of each Indenture.) Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Registered Global Security may not be transferred or exchanged except as a whole by the Depository for such Registered Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor Depository for such series or a nominee of such successor Depository, or except in the circumstances described in the applicable Prospectus Supplement. (Section 3.5 of each Indenture.)

     The specific terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement.

     Upon the issuance of any Registered Global Security, and the deposit of such Registered Global Security with or on behalf of the Depository for such Registered Global Security, the Depository will credit on its book-entry registration and transfer system the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of institutions ("Participants") that have accounts with the Depository. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Registered Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in a Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository for such Registered Global Security or by its nominee. Ownership of beneficial interests in such Registered Global Security by persons who hold through Participants will be shown on, and the transfer of such beneficial interests within such Participants will be effected only through, records maintained by such Participants.

     So long as the Depository for a Registered Global Security, or its nominee, is the owner of such Registered Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Security represented by such Registered Global Security for all purposes under each Indenture. (Section 3.8 of each Indenture.) Accordingly, each person owning a beneficial interest in such Registered Global Security must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under such Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any instruction or action which a holder is entitled to give or take under the Indenture, the Depository would authorize the Participants holding the relevant beneficial interests to give or take such instruction or action, and such Participants would authorize beneficial owners owning through such Participants to give or take such instruction or action or would otherwise act upon the instructions of beneficial owners holding through them.

     Unless otherwise specified in the Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on the Debt Securities represented by a Registered Global Security registered in the name of the Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Registered Global Security. The Company expects that the Depository for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal or interest in respect of such Registered Global Security, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Registered Global Security as shown on the records of the Depository. The Company also expects that payments by Participants to owners of beneficial interests in such Registered Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities in bearer form held for the accounts of customers or registered in "street name," and will be the responsibility of such Participants. None of the Company, the respective Trustees or any agent of the Company or the respective Trustees shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests. (Section 3.8 of each Indenture.)

     Unless otherwise specified in the applicable Prospectus Supplement, if the Depository for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depository of such Registered Global Security and a successor depository is not appointed by the Company within 90 days, the Company will issue Debt Securities in certificated form in exchange for such Registered Global Security. In addition, the Company in its sole discretion may at any time determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in certificated form in exchange for all of the Registered Global Securities representing such series of Debt Securities. (Section 3.5 of each Indenture.)

     The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited with a depository, or with a nominee for such depository, identified in the applicable Prospectus Supplement. Any such Bearer Global Securities may be issued in temporary or permanent form. (Section 3.4 of each Indenture.) The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement.

Consolidation, Merger or Sale by the Company

     Each Indenture permits the Company to consolidate or merge with or into any other entity or entities, or to transfer or lease all or substantially all of its assets to any other entity; provided, however, (i) the person (if other than the Company) formed by such consolidation, or into which the Company is merged or which acquires or leases substantially all of the assets of the Company, is organized and existing under the laws of the United States, any state thereof or the District of Columbia, (ii) such person expressly assumes the Company's obligations on the Debt Securities issued under such Indenture and under such Indenture and (iii) immediately after giving effect to such transaction, no Default or Event of Default under such Indenture exists. (Section 7.1 of each Indenture.)

Events of Default, Notice and Certain Rights on Default

     Except as otherwise provided in a Prospectus Supplement relating to the Debt Securities of a particular series, Events of Default with respect to Debt Securities of any series are defined in each Indenture as (a) default in the payment of any interest on any Debt Security of that series, and the continuance of such default for a period of 30 days; (b) default in the payment of any installment of the principal of or any premium on any Debt Security of that series when due, whether at maturity, upon redemption, by declaration or otherwise; (c) default in any material respect by the Company in the performance of any other covenant or agreement contained in the Indenture under which the Debt Securities of that series were issued and the continuance of such default for a period of 90 days after written notice as provided in such Indenture; (d) certain events of bankruptcy, insolvency and reorganization of the Company; and
(e) in the case of the Senior Indenture only, default by the Company under any indenture or other instrument under which any indebtedness for borrowed money having an outstanding aggregate principal amount of at least $50 million has been issued or by which it is governed as a result of which such indebtedness shall have been accelerated, and such acceleration is not rescinded, cured or annulled within 30 days after written notice thereof to the Company by the Trustee for such series or to the Company and the Trustee for such series by the holders of at least 25% of the aggregate principal amount of the Debt Securities of such series then outstanding, provided that such Event of Default will be cured or waived if the default that resulted in the acceleration of such other indebtedness is cured or waived, as the case may be (Section 5.1 of each Indenture). Events of Default with respect to a specified series of Debt Securities may be deleted from or added to the Indenture or may be modified and, if so deleted, added or modified, will be described in the applicable Prospectus Supplement. (Sections 3.1 and 5.1 of each Indenture.)

     Each Indenture provides that the Trustee will, within 90 days after the occurrence of a Default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of that series notice of all Defaults known to it unless such Default shall have been cured or waived; provided that except in the case of a Default in payment of principal of (and premium, if any) or interest on the Debt Securities of that series, the Trustee shall be protected in withholding such notice if it in good faith determines that withholding such notice is in the interests of holders of the Debt Securities of that series. (Section 6.6 of each Indenture.) "Default" means any event which is, or after notice or passage of time, or both, would be, an Event of Default. (Section 1.1 of each Indenture.)

     Each Indenture provides that, if an Event of Default specified therein occurs with respect to the Debt Securities of any series and is continuing, the Trustee for such series or the holders of 25% in aggregate principal amount of all outstanding Debt Securities of that series (calculated as provided for in each Indenture) may declare the principal of (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount specified in the Prospectus Supplement) and accrued interest, if any, on all the Debt Securities of that series to be due and payable (provided, with respect to any Debt Securities issued under the Subordinated Indenture, that the payment of principal and interest on such Debt Securities shall remain subordinated to the extent provided in Article 13 of the Subordinated Indenture). (Section 5.2 of each Indenture.)

     Each Indenture provides that the holders of not less than a majority in aggregate principal amount of any series of Debt Securities by written notice to the Trustee for such series may waive, on behalf of the holders of all Debt Securities of such series, any past Default or Event of Default with respect to that series and its consequences except a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security or with respect to a covenant or provision that cannot be amended or modified without consent of each holder of such series of Debt Securities adversely affected. (Section 5.7 of each Indenture.)

     Each Indenture provides that, if a Default or an Event of Default shall have occurred and be continuing, the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected (with each such series voting as a class) may, subject to certain limited conditions, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee. (Section 5.8 of each Indenture.)

     Each Indenture includes a covenant that the Company will file annually with the Trustee a certificate as to the presence or absence of certain defaults under the terms of such Indenture.
(Section 9.6 of each Indenture.)

Covenants

     Each Indenture contains covenants concerning the payment of principal of and premium, if any, and interest on the Debt Securities, the maintenance of the Company's corporate existence and various other matters. Covenants with respect to a specified series of Debt Securities may be deleted from or added to the Indenture or may be modified and, if so deleted, added or modified, will be described in the applicable Prospectus Supplement. (Section 3.1 and Article 9 of each Indenture.)

Modification of the Indentures

     Each Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order (i) to evidence the succession of another entity to the Company and the assumption of the covenants of the Company by such successor to the Company; (ii) to add to the covenants of the Company or surrender any right or power of the Company; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add to or change any provisions to such extent as necessary to facilitate the issuance or administration of Debt Securities in bearer form or to facilitate the issuance or administration of Debt Securities in global form; (v) to change or eliminate any provision affecting only Debt Securities not yet issued; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities; (viii) to evidence and provide for successor Trustees or to add or change any provisions to such extent as necessary to permit or facilitate the appointment of a separate Trustee or Trustees for specific series of Debt Securities; (ix) to permit payment in respect of Debt Securities in bearer form in the United States to the extent allowed by law; (x) to correct or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under such Indenture, provided that any such action does not adversely affect in any material respect the interests of any holder of Debt Securities of any series then Outstanding; (xi) to cure any ambiguity or correct any mistake; or (xii) in the case of the Subordinated Indenture, to modify the subordination provisions thereof in a manner not adverse to the holders of Subordinated Debt Securities of any series then outstanding. (Section 8.1 of each Indenture.)

     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities affected by such supplemental indenture (with the Debt Securities of each series voting as a class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or any supplemental indenture or modifying the rights of the holders of Debt Securities of such series, except that, without the consent of the holder of each Debt Security so affected, no such supplemental indenture may: (i) change the time for payment of principal or premium, if any, or interest on any Debt Security; (ii) reduce the principal on any Debt Security, or change the manner in which the amount of any of the foregoing is determined; (iii) reduce the interest rate, or reduce the amount of premium, if any, payable upon the redemption of any Debt Security;
(iv) reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount or Indexed Security; (v) change the currency or currency unit in which any Debt Security or any premium or interest thereon is payable; (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (vii) reduce the percentage in principal amount of the outstanding Debt Securities affected thereby, the consent of whose holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (viii) change the obligation of the Company to maintain an office or agency in the places and for the purposes specified in such Indenture; (ix) in the case of the Subordinated Indenture, modify the subordination provisions thereof in a manner adverse to the holders of Subordinated Debt Securities of any series then outstanding; or (x) modify the provisions that set forth the provisions in each Indenture that may not be changed without the consent of the holder of each Debt Security affected thereby. (Section 8.2 of each Indenture.)

Subordination under the Subordinated Indenture

     In the Subordinated Indenture, the Company has covenanted and agreed, and each holder of a Subordinated Debt Security by accepting such Debt Security will covenant and agree, that any Subordinated Debt Securities issued thereunder are subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in the Subordinated Indenture. Upon any payment or distribution to creditors in a voluntary or involuntary liquidation or dissolution of the Company or in any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or cash equivalents of principal of and interest, if any, and other amounts payable on such Senior Indebtedness before the holders of Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of or interest, if any, or other amounts on or in respect of the Subordinated Debt Securities. (Section 13.2 of the Subordinated Indenture.)

     Upon the maturity (by lapse of time, acceleration or otherwise) of any Senior Indebtedness, all principal thereof, interest thereon and other amounts due in connection therewith must first be paid in full in cash or cash equivalents, or such payment must be duly provided for, before any payment may be made on account of the principal of or interest on the Subordinated Debt Securities or to redeem or acquire any of the Subordinated Debt Securities. Furthermore, no payments in respect of the Subordinated Debt Securities may be made if at the time of such payment there exists a default in any payment with respect to Senior Indebtedness that has not been cured or waived and the benefits of this provision have not been waived. In addition, during the continuance of any other event of default with respect to any Senior Indebtedness under the Credit Agreement permitting the lenders thereunder to accelerate the maturity thereof, which event of default shall not have been cured or waived or ceased to exist, upon notice to the Trustee of such event of default, no payment may be made by the Company with respect to the principal of or interest on the Subordinated Debt Securities or to redeem or acquire any of the Subordinated Debt Securities, provided that if such Senior Indebtedness has not been declared to be immediately due and payable within 180 days after the occurrence of such default, payments on the Subordinated Debt Securities (including any missed payments) may be made thereafter, and provided, further, that only one such 180-day payment blockage period may be commenced within any consecutive 365-day period. (Section 13.3 of the Subordinated Indenture.)


     In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full in cash or cash equivalents of all amounts due or to become due on or in respect of such Senior Indebtedness (whether or not an event of default has occurred under such Senior Indebtedness or the maturity of any such Senior Indebtedness has been accelerated) before the holders of such Subordinated Debt Securities will be entitled to receive payment on account of such Debt Securities. (Section 13.3 of the Subordinated Indenture.)



     "Debt" in the Subordinated  Indenture means (i) any liability of any entity
(A) for borrowed money, or under any reimbursement obligation relating to a letter of credit (other than letters of credit obtained in the ordinary course of business), or (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures, or (C) for the payment of money relating to a capitalized lease obligation; (ii) any liability of others described in the preceding clause (i) that the entity has guaranteed or that is otherwise its legal liability; (iii) interest protection agreements secured by the collateral securing the Credit Agreement in a notional amount not exceeding the aggregate principal amount outstanding under such credit agreement; and (iv) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i), (ii) and (iii) above, provided that Debt shall not include accounts payable or liabilities to trade creditors of any entity.

     "Senior Indebtedness" means the principal of and premium, if any, and interest on (including interest that, but for the filing of a petition initiating any proceeding pursuant to any bankruptcy law with respect to the Company, would accrue on such obligations, whether or not such claim is allowed in such bankruptcy proceeding) and all other monetary obligations of every kind or nature due on or in connection with any Debt of the Company (other than the Subordinated Debt Securities), whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Debt shall not be senior in right of payment to the Subordinated Debt Securities or to other Debt which is pari passu with, or subordinated to, the Subordinated Debt Securities. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the Debt, interest and all other monetary obligations of any kind or nature due under (i) the Credit Agreement and (ii) the Company's 10-3/8% Senior Subordinated Notes due 2002 issued pursuant to the Indenture, dated as of March 24, 1992 (the "Senior Subordinated Indenture"), between the Company and Bank of Montreal Trust Company, as trustee, as the same may be amended, waived, supplemented and otherwise modified and in effect from time to time. Notwithstanding the foregoing, Senior Indebtedness shall not include (i) Debt of the Company to one of its subsidiaries for money borrowed or advanced from such subsidiary or (ii) amounts owed (except to banks and other financing institutions) for goods, materials or services purchased in the ordinary course of business.


     The Subordinated Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

     The Subordinated Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of Subordinated Debt Securities, may be changed prior to such issuance. Any such change would be described in the Prospectus Supplement relating to such Subordinated Debt Securities. (Section 3.1 of the Subordinated Indenture.)

Defeasance and Covenant Defeasance

     Defeasance and Discharge. Each Indenture provides that if the terms with respect to the Debt Securities of any series so provide, the Company will be discharged from any and all obligations in respect of the Debt Securities of or within such series (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the relevant Trustee, in trust, of money and/or Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and each installment of interest on such Debt Securities on the stated maturity of such payments in accordance with the terms of the such Indenture and such Debt Securities. (Sections 3.1 and 4.4 of each Indenture.) Such a trust may only be established if, among other things, the Company delivers to the relevant Trustee an officers' certificate and opinion of counsel (who may be counsel to the Company) stating that either (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect that holders of such Debt
Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred. (Section 4.6 of the Indenture.)



     Defeasance of Certain Covenants and Certain Events of Default. Each Indenture provides that if the terms with respect to the Debt Securities of any series so provide, the Company may omit to comply with certain covenants applicable to the Debt Securities of or within such series and any Event of Default described in clause (c) and, in the case of the Senior Indenture, clause
(e) under the caption "Events of Default, Notice and Certain Rights on Default" above, which noncompliance shall not be deemed to be a Default or Event of Default under such Indenture and such Debt Securities, upon the deposit with the relevant Trustee, in trust, of money and/or Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and each installment of interest on such Debt Securities on the stated maturity of such payments in accordance with the terms of such Indenture and such Debt Securities. The obligations of the Company under such Indenture and such Debt Securities, other than with respect to the covenants referred to above, and the Events of Default, other than the Events of Default referred to above, shall remain in full force and effect. (Sections 3.1 and 4.5 of each Indenture.) Such a trust may only be established if, among other things, the Company has delivered to the relevant Trustee an opinion of counsel (who may be counsel to the Company) to the effect that all conditions precedent in the applicable Indenture relating to such covenant defeasance have been complied with. (Section
4.6 of the Indenture.)



     In addition, with respect to the Subordinated Indenture, in order to be discharged or omit compliance with certain covenants as described above, no default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness shall have occurred and be continuing or no other Event of Default with respect to the Senior Indebtedness shall have occurred and be continuing and shall have resulted in such Senior Indebtedness becoming or being declared due and payable prior to the date it would have become due and payable. (Section 4.6 of the Subordinated Indenture.)



     In the event the Company exercises its option to omit compliance with certain covenants of the Indenture with respect to such Debt Securities as described in the preceding paragraphs and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default described in clause (c) or (e) under the caption "Events of Default, Notice and Certain Rights on Default" above, the amount of money and Government Obligations on deposit with the relevant Trustee will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable for any such deficiency.

Notices

     Notices to holders of registered Debt Securities will be given by mail to the addresses of such holders as they may appear in the Register. (Section 1.6 of each Indenture.)

Owner of Debt Securities

     The Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name a Debt Security in registered form is registered, and may treat the bearer of a Debt Security in bearer form, as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of receiving payment and for all other purposes. (Section 3.8 of each Indenture.)

Governing Law

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 1.11 of each Indenture.)


The Trustee


     Bank of Montreal Trust Company, a bank organized under the laws of the State of New York, is the Trustee under both of the Indentures and is also the trustee under the Senior Subordinated Indenture. Bank of Montreal, an affiliate of Bank of Montreal Trust Company, is one of seven co-agents and a lender under the Credit Agreement. The Indentures contain certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in certain other transactions; however, if certain conflicting interests arise, it must eliminate such conflict or resign. Pursuant to the provisions of the Trust Indenture Act of 1939, as amended, upon a default under the Senior Indenture, the Subordinated Indenture, the Senior Subordinated Indenture or the Credit Agreement, Bank of Montreal Trust Company may be deemed to have a conflicting interest, by virtue of its acting as the trustee under the Indentures and the Senior Subordinated Indenture and its relationship with Bank of Montreal, thereby requiring it to resign and be replaced by a successor Trustee under one or both of the Indentures.


                              PLAN OF DISTRIBUTION

     The Company may sell any of the Debt Securities being offered hereby in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and (iv) directly by the Company to purchasers.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Offers to purchase Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the offered Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Debt Securities so offered and sold.

     If Debt Securities are sold by means of an underwritten offering, the Company will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales to the public of the applicable Debt Securities. If underwriters are utilized in the sale of any Debt Securities, such Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the Debt Securities, unless otherwise indicated in the Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Debt Securities will be obligated to purchase all such Debt Securities if any are purchased.

     If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Debt Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase Debt Securities may be solicited directly by the Company and the sale thereof may be made by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     Debt Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Debt Securities remarketed thereby.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the applicable Prospectus
Supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to delayed delivery contracts accepted by the Company.

     Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.


     Each series of Debt Securities will be a new issue with no established trading market. The Company may elect to list any series of Debt Securities on an exchange, but, unless otherwise specified in the applicable Prospectus Supplement, the Company shall not be obligated to do so. It is possible that one or more underwriters may make a market in a series of Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for any of the Debt Securities.


     Agents, underwriters, dealers, and remarketing firms may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.


                                 LEGAL OPINIONS

     Unless otherwise indicated in the applicable Prospectus Supplement, the validity of any Debt Securities offered hereby will be passed upon for the Company by Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022 and for any underwriters or agents by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017.


                                    EXPERTS

     The consolidated financial statements and consolidated financial statement schedule of Infinity Broadcasting Corporation and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth those expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission filing fee, all amounts shown are estimates.


   Securities and Exchange Commission filing fee................       $172,414
   Fees and expenses of Trustee.................................         10,000
   Blue Sky and legal investment fees and expenses..............         20,000
   Printing and engraving expenses..............................        100,000
   Accountant's fees and expenses...............................         30,000
   Legal fees and expenses......................................         80,000
   Miscellaneous expenses.......................................         20,000
                                                                      ---------
          Total.................................................       $432,414
                                                                       ========


Item 15.       lndemnification of Directors and Officers.

              Section 145 of the Delaware General Corporation Law, as amended, provides in regards to indemnification of directors and officers as follows:

          145. Indemnification of Officers, Directors, Employees and Agents; Insurance.

          (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding even though less than a quorum, or (2) if there are no such directors, or, if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

              Article TEN of the Company's Restated Certificate of Incorporation provides in regard to indemnification as follows:

                     The Corporation shall, to the extent required,  and may, to the extent permitted, by Section 145 of the General Corporation Law of Delaware, as the same may be amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto.

              Article VI of the Company's Amended and Restated By-Laws provides in regard to indemnification of directors and officers as follows:

                     SECTION 6.01. Actions, Suits or Proceedings Other Than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was or has agreed to become a Director or officer, or is or was serving or has agreed to serve at the request of the Corporation as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                     SECTION 6.02. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was or has agreed to become a Director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys'
                  fees) actually and reasonably incurred by him or on his behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation except that no indemnification shall be made in respect of any claim. issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

                     SECTION 6.03. Indemnification for Costs, Charges and Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that a Director or officer of the Corporation has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Sections 6.01 or 6.02 of this Article, or in defense of any claim, issue or matter therein, he shall he indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith.

                     SECTION 6.04. Determination of Right to Indemnification. Any indemnification under Sections 6.01 and 6.02 of this Article (unless ordered by a court) shall be paid by the Corporation unless a determination is made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or
                  (3) by the stockholders, that indemnification of the Director or officer is not proper in the circumstances because he has not met the applicable standard of conduct set forth in Sections 6.01 and 6.02 of this Article.

                     SECTION 6.05. Advance of Costs, Charges and Expenses. Costs, charges and expenses (including attorneys' fees) incurred by a person referred to in Sections 6.01 and 6.02 of this Article in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that the payment of such costs, charges and expenses incurred by a Director or officer in his capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer) in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of any undertaking by or on behalf of the Director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such Director or officer is not entitled to be indemnified by the Corporation as authorized in this Article. The Board of Directors may, in the manner set forth above, and upon approval of such Director or officer of the Corporation, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

                     SECTION 6.06. Procedure for Indemnification. Any indemnification under Sections 6.01, 6.02 and 6.03, or advance of costs, charges and expenses under Section 6.05 of this Article, shall be made promptly, and in any event within 60 days, upon the written request of the Director or officer. The right to indemnification or advances as granted by this Article shall be enforceable by the Director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 6.05 of this Article where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Sections 6.01 or 6.02 of this Article, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of
                  Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 6.01 or
                  6.02 of this Article, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                     SECTION 6.07. Other Rights; Continuation of Right to Indemnification. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any law (common or statutory), provision of the Certificate of Incorporation, other By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under this Article shall be deemed to be a contract between the Corporation and each Director or officer of the Corporation who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the Delaware General Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification of such Director or officer or the obligations of the Corporation arising hereunder. The Corporation may also indemnify any and all other persons whom it shall have power to indemnify under any applicable law from time to time in effect to the extent authorized by the Board of Directors and permitted by such law.

                     SECTION 6.08. Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors.

                     SECTION 6.09. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director and officer of the Corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

                     SECTION 6.10. Definition. For purposes of this Article, the term "corporation" shall include constituent corporations referred to in Subsection (h) of Section 145 of the General Corporation Law of the State of Delaware (or any similar provision of applicable law at the time in effect).

              Section 102(b)(7) of the Delaware General Corporation Law, as amended, provides in regard to the limitation of liability of directors and officers as follows:

                     (b) In addition to the matters  required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

                                              * * * *

                     (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law, (iii) under section 174 of this Title, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with subsection (a) of ss. 141 of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

              Pursuant to specific authority granted by Section 102 of the General Corporation Law of the State of Delaware, ARTICLE ELEVEN of the Company's Restated Certificate of Incorporation provides in regard to the limitation of liability of directors and officers as follows:

                     A  director  of this  Corporation  shall not be  personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that nothing contained in this ARTICLE ELEVEN shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

                     If  the  Delaware  General  Corporation  Law  is  hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                     This  ARTICLE  ELEVEN  may not be amended  or  modified  to increase the liability of a director, or repealed, except upon the affirmative vote of the holders of 75% or more of the outstanding Common Shares. No such amendment, modification, or repeal shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification, or repeal.

                     The  provisions of this ARTICLE  ELEVEN shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this ARTICLE ELEVEN.

              The Company has executed indemnity agreements with Messrs. Wiener, Carrus, Karmazin, Suleman, Lerman, Batkin and Sherman that require it to indemnify these individuals for liabilities incurred by them because of an act or omission or neglect or breach of duty committed while acting in the capacity of an officer or director of the Company, to the full extent permitted by the laws of the State of Delaware. Certain actions, including acts for which indemnification is found by a court to be illegal and contrary to public policy, are excluded from the coverage of the agreements.

Item 16.      Exhibits.


   4.01 Senior Indenture, dated as of August 18, 1995, between the Company and Bank of Montreal Trust Company, as Trustee.

   4.02 Subordinated Indenture, dated as of August 18, 1995, between the Company and Bank of Montreal Trust Company, as Trustee.

   5.01       Opinion of Debevoise & Plimpton.

  10.01 Amendment No. 1, dated as of June 23, 1995, to the Second Amended and Restated Credit Agreement, dated as of December 22, 1994, between the Company; each of the lenders identified under the caption "Banks" on the signature pages thereof (collectively, the "Banks"); The Chase Manhattan Bank (National Association), as administrative agent for the Banks; Bank of America Illinois, Bank of Montreal, The Bank of New York, Chemical Bank, Compagnie Financiere de Cic et de L'Union Europeenne, The First National
              Bank of Boston, and Natwest Bank N.A. (formerly National Westminister Bank USA), as co-agents for the Banks; and Chemical Bank, as collateral agent for the Banks.++

  12.01       Statement Re: Computation of Ratio of Earnings to Fixed Charges.

  23.01       Consent of KPMG Peat Marwick LLP.

  23.02       Consent of Debevoise & Plimpton (included in Exhibit 5.01).


  24.01 Powers of Attorney of certain officers and directors of the Company.++

  25.01 Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939.

------------


++  Previously filed.



Item D.   Undertakings.

         (a)  Rule 415 Offering.


          The undersigned Registrant hereby undertakes:

          (1) To file, during any period In which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  Filings Incorporating Subsequent Exchange Act Documents by Reference.


     The undersigned Registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (c)  Acceleration of Effectiveness.

     Insofar as indemnifications for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, if any, of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person, if any, of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES




     Pursuant to the requirements of the Securities Act of 1933, Infinity Broadcasting Corporation (i) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and (ii) has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on this 18th day of August, 1995.


                       INFINITY BROADCASTING CORPORATION


                       By  /s/         Mel Karmazin
                          --------------------------------------
                                       Mel Karmazin
                           President and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          Signature                       Title                      Date
          ---------                       -----                      ----

          *
---------------------------    Chairman of the Board of
     Gerald Carrus              Directors and Treasurer          August 18, 1995

          *
---------------------------    Co-Chairman of the Board of
     Michael A. Weiner          Directors and Secretary          August 18, 1995

/s/  Mel Karmazin
---------------------------    Director, President and Chief
     Mel Karmazin               Executive Officer (principal
                                executive officer)               August 18, 1995

/s/  Farid Suleman
---------------------------    Director, Vice President-Finance
     Farid Suleman              and Chief Financial Officer
                                (principal financial officer)    August 18, 1995

          *
---------------------------            Director                  August 18, 1995
     Alan R. Batkin

          *
---------------------------            Director                  August 18, 1995
     Steven A. Lerman

          *
---------------------------            Director                  August 18, 1995
     Jeffrey Sherman

          Signature                       Title                      Date
          ---------                       -----                      ----

          *
---------------------------            Director                  August 18, 1995
     James L. Singleton

          *
---------------------------            Director                  August 18, 1995
     James A. Stern



*By  /s/  Farid Suleman
     ----------------------
          Farid Suleman
          Attorney-in-fact